Grayscale Funds Trust 485BPOS

Exhibit 99(p)(iii)

CODE OF ETHICS

February 2025

This Code of Ethics (the “Code”) is the sole property of Grayscale Operating, LLC, and its subsidiaries, including Grayscale Investments Sponsors, LLC, Grayscale Advisors, LLC and Grayscale Securities, LLC (the “Firm”) (collectively “Grayscale”) and must be returned to the Firm upon termination for any reason of a Supervised Person’s association with the Firm. The contents of this Code are strictly confidential and for internal use only. Supervised Persons may not duplicate this Code in whole or in part or make it available in any form to any non-Supervised Persons without prior approval from the Firm’s Chief Compliance Officer (the “CCO”).

Supervised Persons must report any known or suspected violation of these policies and procedures to the CCO immediately. Failure to report such potential violations may result in consequences comparable to the penalties for the improper conduct itself, including suspension or discharge from the Firm.

Table of Contents

Page

INTRODUCTION AND PURPOSE OF CODE	3
DEFINITIONS	4
Section 1. GENERAL	7
1.1 STATEMENT OF GENERAL PRINCIPLES	7
1.2 ANNUAL ACKNOWLEDGMENT	8
1.3 GENERAL GUIDELINES	9
Section 2. PERSONAL TRADING POLICY	11
2.1 OVERVIEW	11
2.2 PERSONAL TRADING	12
Section 3. CODE OF ETHICS RECORDKEEPING AND REPORTING REQUIREMENTS	13
3.1 STATEMENT OF GENERAL PRINCIPLES	13
3.2 GENERAL GUIDELINES	13
3.3 RECORD RETENTION POLICY	13
3.4 CONFIDENTIALITY	14
3.5 INTERPRETATION OF PROVISIONS	15
SCHEDULE 1	16
SCHEDULE 2	18
SCHEDULE 3	23

INTRODUCTION AND PURPOSE OF CODE

Grayscale Operating, LLC (“GSO”) is the parent company of Grayscale Investments Sponsors, LLC (“GSIS”), a Delaware limited liability company and wholly owned direct subsidiary, Grayscale Advisors, LLC (“GSA”), an investment advisor registered with the U.S. Securities and Exchange Commission (“SEC”), and Grayscale Securities, LLC (“GSS”), a broker-dealer registered with the SEC and member of the Financial Industry Regulatory Authority (“FINRA”) (collectively, GSO, GSIS, GSA, and GSS are referred to as the “Firm” or “Firms”).

GSA is the advisor of exchange traded funds (“Grayscale Funds Trust Series” or “Grayscale ETFs”).

GSA is also the advisor to a private fund.

GSS supports the marketing/promotion efforts of GSIS and GSA by holding the securities licenses of internal marketing team(s) who promote and market the investment products managed by GSIS and GSA.

GSIS is a Delaware limited liability company and product sponsor/manager to certain investment vehicles that issue shares pursuant to the Securities Act of 1933 or a private placement exemption therefrom.

The Firms have adopted this Code of Ethics (the “Code”), which is intended to reflect the fiduciary principles that govern the conduct of the Firm and its Supervised Persons (as defined below) in those situations where the Firm acts as an investment advisor as defined under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) in providing investment advice to clients. This Code is supplementary to Supervised Persons’ duty to comply with the other policies and procedures that the Firm may have adopted, as applicable. This Code is applicable to each Supervised Persons of the Firm with respect to the Supervised Persons’ activities and conduct on behalf of the Firm, as well as certain personal activities and conduct of the Supervised Persons. The Code does not attempt to serve as a comprehensive outline regarding Supervised Persons conduct, but rather to establish general rules of conduct and procedures applicable to all Supervised Persons.

Section 204A of the Advisers Act requires investment advisors to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by the investment adviser or any of its associated persons of the investment adviser. Investment advisers also have a duty to supervise persons associated with the investment adviser with respect to activities performed on the adviser’s behalf. Pursuant to Section 204A, the SEC has adopted Rule 204A-1 which requires the Firms to establish, maintain and enforce a written code of ethics.

In compliance with paragraph (c)(1) of Rule 17j- 1 of the Investment Company Act of 1940 (the “1940 Act”) and Section 204A of the Advisers Act, this Code has been adopted by the Firms for purposes of implementing policies and procedures reasonably designed to prevent Supervised Persons of the Firm from engaging in any conduct prohibited by Rule 17j-1. All directors, officers and employees are required to comply with the Code of which is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that the Firm’s business is conducted in a consistently legal and ethical manner.

The Firm also maintains other compliance-oriented policies and procedures or summaries thereof, which include Employee Complaint (Whistleblower) Reporting Policies and Procedures (Schedule 1), Employee Personal Trading Policies and Procedures (Schedule 2), and List of Exchange-Traded Funds (Reporting Companies) (Schedule 3). All the above-listed policies are hereby adopted and incorporated into this Code and are attached hereto as Schedules at the end of this Code.

Supervised Persons of the Firm are also subject to and must comply with the Firm’s Outside Business Activities Policies and Procedures, Gift and Entertainment Policy, Insider Trading Policy and Political Contributions (“Pay-to-Play”) Policy.

On at least an annual basis, and at any other time in which the CCO may deem necessary or appropriate, every director, officer and employee must acknowledge in writing that they have read and understand the Code and agrees, as a condition of their employment, to comply with the provisions herein.

This Code is readily accessible to all employees. Revisions to the Code are maintained in accordance with the Firm’s applicable recordkeeping policies.

DEFINITIONS

Any questions regarding this Code, or other compliance issues, must be directed to the Chief Compliance Officer of the Firm (the “CCO”). The CCO is responsible for administering and implementing this Code. The Firm expects Supervised Persons to be thoroughly familiar with the Firm’s standards and procedures as set forth herein. In order to make it easier to review and understand the standards and procedures, a few commonly used terms are defined below:

“Access Person” means any “Supervised Person” who has access to non-public information regarding any Clients’ purchase or sale of securities (or non- public information regarding the securities recommended to clients within any set of investment objectives), or who has access to such recommendations that are non-public. While under the Investment Advisers Act of 1940 (“Advisers Act”), Access Persons and Supervised Persons are distinguishable, this Code makes no distinction between Access and Supervised Persons. Based on the size and configuration of the Firm, all Supervised Persons are considered Access Persons, and shall be referred to as “Supervised Persons.”

“Affiliated Person” (1) Any immediate family member (defined as spouse, child, mother, father, brother, sister or similar relative) of an Access Person that lives in the same household, including those relationships recognized by law (e.g., domestic or civil unions, etc.); (2) Any natural person that is financially dependent on an Access Person; (3) Any account for which an Access Person is a custodian, trustee or otherwise acting in a fiduciary capacity or with respect to which any such Access Person either has the authority to make investment decisions or from time to time gives investment advice; (4) Any partnership, corporation, joint venture, trust or other entity in which an Access Person, directly or indirectly, in the aggregate, has a 10% or more beneficial ownership (defined below) or for which such Access Person is a general partner or executive officer.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan or “DRIP.”

“Beneficial Ownership” in Securities means direct or indirect pecuniary interest in the Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. A Supervised Person is presumed to be a beneficial owner of Securities that are held by his or her immediate family members sharing the Supervised Person’s household.

“Chief Compliance Officer” or “CCO” means the individual appointed by the Board of the Sole Member of the Firm and listed on the Firm’s most recent Form ADV or such other person as may be designated from time to time (the “designee”)1.

“Chief Executive Officer” or “CEO” means the individual appointed by the Board of the Sole Member of the Firm and listed on the Firm’s most recent Form ADV or such other person as may be designated from time to time.

“Client” means any entity or individual to which the Firm provides investment advisory or management services.

“Compliance & Oversight Committee” means the management committee of Grayscale Advisors, LLC.

“Covered Security” means a reportable security as defined in Section 202(a)(18) of the Advisers Act or Section 2(a)(36) of the 1940 Act, and shall include any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

1 The CCO’s assigned designee(s) shall be any compliance personnel with a Sr. Associate title or higher as determined based on Firm’s headcount and availability.

“Digital Assets” mean “blockchain assets” (i.e., any asset housed on, making use of, or connected to a blockchain through cryptographic ownership, including cryptocurrency coins and “utility” tokens) that are not a Security (as such term is defined below).

“Discretionary Managed Account” means an account for which the Supervised Person has designated investment discretion entirely to a third party (i.e., an investment manager). In such account, the Supervised Person does not have the ability to exercise any investment discretion over the purchase or sale of securities.

“Firm” means Grayscale Advisors, LLC and each other affiliate entity that controls, or is under common control, which is engaged in the business of providing investment advisory or management services, including Grayscale Operating, LLC, the parent company of Grayscale Advisors, LLC.

“Grayscale Products” or “Products” means investment products sponsored or managed by GSIS.

“Personal Trading Account” means a personal investment or trading account of a Supervised Person or a Supervised Person related account (this may include, but is not limited to, an account for which a Supervised Person is a trustee or custodian, a spousal account, any account of a Supervised Person’s children or any account for an individual who relies on the Supervised Person for material support) in which a Supervised Person has any direct or indirect beneficial ownership interest, an investment or trading account over which a Supervised Person exercises control or provides investment advice, or a proprietary investment or trading account maintained for the Firm or its Supervised Persons. Specifically, Personal Trading Account includes but is not limited to:

1.	Trusts for which a Supervised Person acts as trustee, executor, custodian or discretionary manager;

2.	Accounts for the benefit of the Supervised Person’s spouse or minor child;

3.	Accounts for the benefit of a relative living with the Supervised Person;

4.	Accounts for the benefit of any person who receives material financial support from the Supervised Person; and

5.	401K accounts and other retirement accounts.

“Private Placement” shall mean an offering of Securities that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended (“Securities Act”); or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Restricted List” means the list of issuers maintained by the CCO and designated as the Restricted List, consisting of (a) issuers with respect to which the CCO has been made aware that a Supervised Person has received, expects to receive, or may be in a position to receive material, non-public information, including when the Firm is researching or considering an investment in securities of an issuer; (b) issuers on whose Board of Directors a Supervised Person serves; and

(c) issuers with respect to which the Firm, in its sole discretion, determines it may be appropriate to prohibit Supervised Person and/or Firm trading in the issuer’s securities. Placement of an issuer on the Restricted List does not necessarily imply that the Firm or its Supervised Persons are in receipt of any material, non-public information concerning the issuer.

“Security” means any security as defined in Section 2(a)(1) of the Securities Act, Section 202(a)(18) of the Advisers Act or other application law, rule or regulation, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless the Firm or a control affiliate acts as the investment advisor or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless the Firm or a control affiliate acts as the investment advisor or principal underwriter for the fund.

“Supervised Person” means any employee whether full-time, temporary or contract, or director, officer, partner or advisory person, consultant or representative2 on behalf of the Firm. For purposes of this Code, Supervised Person and Access Person have the same meaning.

Section 1. GENERAL

1.1 Statement of General Principles

It is the policy of the Firms that Supervised Persons comply with applicable Federal Securities Laws and that no Supervised Persons engage in any act, practice, or course of conduct that would violate the provisions of Rule 17j-1 of the 1940 Act or Sections 204 or 206 of the Advisers Act. The Firm and its Supervised Persons owe a fiduciary duty to the Firm’s Clients. The interests of the Clients must always be recognized and respected. In any decision relating to personal investments or other outside activities, Supervised Persons must assiduously avoid serving their own personal interests ahead of any Client’s interests, taking inappropriate advantage of their position with the Firm or taking inappropriate advantage on the Firm’s behalf. It is critical that Supervised Persons avoid any situation that might compromise, or appear to compromise, their exercise of fully independent judgment in the interests of Clients. All personal investment and other activities of Supervised Persons must comply fully with this Code and avoid any actual or potential conflicts of interest and must also abide by the spirit of this Code and the principles delineated herein. Additionally, Supervised Persons are required to comply with all applicable federal securities laws and must report promptly any violations of this Code to the CCO.

[2]	For the avoidance of doubt, any individual who provides investment advice on behalf of the investment advisor and is subject to the supervision and control of the investment advisor will be deemed a Supervised Person as so defined under the Advisers Act.

Disciplinary actions for failure to comply with this Code (or failure otherwise to comply with applicable law) may include cancellation of transactions, disgorgement of profits, suspension of personal trading privileges, fines, or suspension or termination of employment (as outlined under Section 2 of this Code). The CCO will recommend disciplinary actions by considering such facts as deemed appropriate and relevant, including the severity of the violation, and whether the Supervised Person has previously violated this Code (see Schedule 2 attached hereto for further detailed information).

1.2 Annual Acknowledgment

This Code is an integral part of the Firm’s compliance program. This Code may be revised and supplemented from time to time. It is the responsibility of the Supervised Person to ensure that his or her copy is up to date by inserting new material as instructed by the CCO.

It is the responsibility of each Supervised Person to understand the contents of this Code and the policies set forth herein, and to adhere to all applicable policies and procedures.

Each Supervised Person upon hire is required to acknowledge his or her receipt and understanding of the Code and agreement to abide by its policies. Specifically, through the Firm’s web-based compliance system, MyComplianceOffice (“MCO”), each Supervised Person shall upon hire and annually thereafter attest and acknowledge their receipt and understanding of, and agreement to continue to abide by, the policies described in this Code, and certifying that they have reported all personal Securities transactions.

In addition to the annual attestation of the Code, compliance with Rule 17j -13 under the 1940 Act, and Rule 204A-1 of the Advisers Act, requires Supervised Persons, where applicable, to submit the following reports with respect to reportable securities to the CCO via email and/or through MCO:

(a) Initial Holdings Report no later than ten (10) days after the individual becomes a Supervised Person of the Firm and submit to the CCO. This information must be current and no older than 45 days prior to the individual’s start date with the Firm;

[3]	See Rule 17j-1(d)(i)-(iii) under the Investment Company Act of 1940, as amended, in which the SEC amended Rule 204A-1 and 204-2 of the Advisers Act in conformity with the Rule 17j-1standards and requirements for Code of Ethics and Business Conduct .

(b)       Quarterly Transaction Report no later than 30 days after the end of each calendar quarter involving or a quarterly certification may be provided (in MCO) in lieu of a quarterly report if such report would duplicate information contained in brokerage trade confirmations and/or account statements; and an

(c)       Annual Holdings Report to be filed at least once a year after an individual becomes a Supervised Person. This information must be current and no older than 45 days before the report is submitted.

1.3	General Guidelines

A. General

i.	No Supervised Person shall recommend to, or cause or attempt to cause, the Firms or any of the investment products managed by the Firms to acquire, dispose of or hold any Covered Security (including any option, warrant, or other right or interest relating to such Covered Security) in which such Supervised Person or Affiliated Person has direct or indirect Beneficial Ownership unless such Supervised Person first discloses in writing to the CCO or their designee, all facts reasonably necessary to identify the nature of ownership and any potential conflicts of interest relating to the ownership by the Supervised Person or Affiliated Person in such Covered Security.

ii.	If a Supervised Person believes that they are unable to comply with certain provisions of the Code because of fiduciary obligations to other persons or entities, such Supervised Persons should notify the CCO of the nature of such fiduciary obligations and reasons why they believe they are unable to comply with any such provisions. The CCO may, in their discretion, exempt such Supervised Person or an Affiliated Person from any such provisions. In determining whether to exempt a Supervised Person or an Affiliated Person from any provision under this Code, the CCO shall consider whether the failure to grant such exemption is reasonably likely to cause such Supervised Person to be unable to render services to the Firms or any investment products managed by the Firms, among other factors. The CCO may refuse to authorize any request for exception under the Code and is not required to furnish any explanation for the refusal. Upon making said determination, the CCO will provide a decision in writing to the Supervised Person.

iii.	From time to time, Supervised Persons may establish special “insider” relationships with one or more Covered Securities (e.g., a Supervised Person may become an officer, director, or trustee of an issuer, etc.). In such cases, the “insider” relationships must first be disclosed to the CCO or their designee, who will decide whether the issuer shall be placed on the Firm’s Restricted List.

iv.	Supervised Persons shall bear the responsibility of providing the Firms’ CCO, or their designee, with any notices, disclosures, evidence and filings that are required under this Code, and which relate to Affiliated Persons who are designated as such resulting from their relationship with such Supervised Person.

B. Service as a Trustee or Board Director

i.	No Supervised Person shall serve on a board of trustees or board of directors of a publicly traded company without prior authorization from the CCO. To determine whether a Supervised Person may serve in this capacity, the CCO will evaluate the consistency and comparative qualities of board service to the core interests of the Firms and investment products managed by the Firms.

ii.	Upon authorization by the CCO to engage in service on a board of trustees or board of directors, such Supervised Person shall be isolated from the investment making decisions regarding the purchase or sale by the Firm or any investment product managed by the Firms of the securities of the company upon whose board they serve.

C. Whistleblower Procedures

i.	All Supervised Persons are subject to the Firm’s Employee Complaint (Whistleblower) Reporting Procedures, which are administered by the CCO and attached hereto in

Schedule 1.

D.	Outside Business Activities

i.	All Outside Business Activities must be disclosed and approved by the CCO or their designee prior to a Supervised Person engaging in such activity. Supervised Persons who serve as directors or members of an advisory board of a company that is held as an investment in any product managed by GSA shall abide by additional policies and procedures to ensure transactions in the subject company are not made using material non-public information that was acquired because of their role as director or member of an advisory board.

E.	Insider Trading

i.	Supervised Persons are subject to the Firms’ Insider Trading Policies and Procedures, which are administered by the CCO, and generally prohibits Supervised Persons from trading, either personally or on behalf of others, while in possession of material non-public information; as well as restricts certain Affiliates from trading Products managed by the Firm during certain time frames and/or due to certain firmwide actions. Supervised Persons are also prohibited from disclosing to outside parties’ material non-public information. Strict sanctions apply for breaches of the Insider Trading Policies and Procedures.

F.	Gifts and Entertainment

i.	No Supervised Person shall give or receive any gift, entertainment or other item of value to or from any person or entity that does business with or on behalf of the Firms, if such gift could pose a potential conflict of interest or appearance of impropriety.

G.	Political Contributions

i.	The SEC, select states and localities, have implemented laws prohibiting investment advisers and other companies from entering into certain government contracts if a covered employee of that company makes or solicits political contributions in that jurisdiction. Specifically, Rule 206(4)-5 of the Advisers Act (the “Pay-to-Play Rule”) prohibits investment advisers from receiving compensation for advising pension plans or other funds of state or local government entities if the advisers or their associates have made political contributions above a de minimis threshold to officials of those government entities.

The purpose of the Pay-to-Play Rule is to prohibit the payment of political contributions or bribes to those who may be in a position to directly or indirectly be responsible for or have influence over the hiring of an investment management business to oversee state or local government pension plans and other funds.

ii.	The Pay-to-Play Rule also regulates payments to solicitors of government pension funds, though the Firm has no dealings with such solicitors. In addition to these prohibitions, investment advisers to government entities are required to keep records regarding their covered associates and the covered political contributions that have been made.

Section 2. PERSONAL TRADING POLICY

2.1 Overview

Grayscale recognizes the importance to its employees of being able to manage and develop their own and their dependents’ financial resources through long-term investments and strategies; and that investments in Securities and Digital Assets may both be appropriate components of any financial strategy. As a leader in the digital asset ecosystem, Grayscale must maintain the highest ethical and professional standards to sustain the trust and confidence of its partners and the industry at large. Even the appearance of impropriety or conflict of interest in securities related and/or digital asset-related trading must be avoided. To that end, Grayscale has established Employee Trading Policies and Procedures located in Schedule 2.

2.2 Personal Trading

The Firm’s personal trading policy is designed to prevent potential legal, business, or ethical conflicts to minimize the risk of unlawful trading in any Personal Trading Account and to guard against the misuse of confidential and material non-public information. Supervised Persons are required to avoid any conflict or perceived conflict with the interests of the Firm and its clients and investors. Supervised Persons are further encouraged to invest for the long-term through instruments and opportunities that do not conflict with their responsibility to the Firm and duty to its clients and investors.

In order to mitigate the potential risks associated with personal trading, the Firm has implemented employee trading procedures for trades in specified Securities and Digital Assets, as described in Schedule 2 of this Code. Where applicable, employees are required to obtain written pre-approval for purchases and sales from the CCO or their designee, through MCO or via electronic mail should MCO experience unforeseen technical difficulties. Such personal trade requests must be submitted prior to execution on the day the trade will be placed. The CCO, or their designee, may approve or deny a purchase or sale for any reason or for no reason at all in their sole discretion. The CCO’s trades will be pre-cleared by another member of the Compliance Department who will report such transactions to the Board of Directors periodically. All documentation as it relates to employees’ personal trading accounts are stored in MCO.

The CCO shall receive, electronically through MCO, statements and confirms from brokerage firms, banks, or other custodians at which the Supervised Persons have a Beneficial Ownership Account. If the CCO is unable to receive confirms and statements via MCO, Supervised Persons will supply the CCO with duplicate copies of such Beneficial Ownership Account confirms and statements on a quarterly basis. All Supervised Persons shall promptly inform the CCO of any newly established Beneficial Ownership Accounts on behalf of the Supervised Persons and add such account(s) to MCO when applicable.

The CCO or their designee will review personal holdings reports submitted by each of the Supervised Persons, including confirmations of personal securities transactions, to ensure that no trading has taken place in violation of Rule 17j-1 of the 1940 Act, Section 204A of the Advisers Act, or the Code. In the event that the Firm’s personal trading policies are not complied with, the Firm may require the Supervised Persons to reverse, cancel or disgorge profits of any and all transactions that do not meet the provisions of this policy, and additional sanctions may be imposed at the sole discretion of the CCO. As noted above, the Firm has implemented an Employee Personal Trading Policy outlining the restrictions placed on employee trades. See Schedule 2 attached hereto of this Code for more detailed information regarding employee trading.

Section 3 CODE OF ETHICS RECORDKEEPING AND REPORTING REQUIREMENTS

3.1 Statement of General Principles

Supervised Persons are required to notify the CCO or their designee of any Beneficial Ownership Accounts, and to assist the CCO in ensuring such Beneficial Ownership Accounts are set up through MCO. In notifying the Compliance Department of an existing or new Beneficial Ownership Account, the Supervised Person shall complete a New Account Form in MCO where Supervised Persons are required to notify the Compliance Department of the name of their brokerage firm, their account number and the date their account was established.

3.2 General Guidelines

The CCO shall notify each Supervised Person that they are subject to the reporting requirements set forth herein and shall deliver a copy of this Code to each such Supervised Person upon request.

The CCO or their designee shall review all personal holdings reports submitted by each Supervised Person and Affiliated Person, including confirmations of personal securities transactions, as well as reviewing information about digital asset transactions which the CCO may receive from Supervised Persons upon request, to ensure that no trading has taken place in violation of Rule 17j-1 of the 1940 Act, Section 204A of the Advisers Act, or the Code.

The CCO or their designee will review employee trading with the goal of assessing the actual or potential misuse of material non-public information (regardless of the source), examining items such as trades in a security before it was added to the Firm’s Restricted List and trades made in securities with large price changes. A member of the Compliance Department will review the reports of the CCO.

In reviewing transactions, the CCO shall take into account the exemptions allowed under this Code. Before making any determination that a violation has been committed by any person, the CCO shall give such person an opportunity to supply additional information regarding the transaction in question. The CCO or their designee will be responsible for reviewing transactions and personal holding reports.

3.3 Record Retention Policy

The CCO shall maintain records in a manner and to the extent set forth below (which records may be maintained in electronic format) consistent with the guidance in Rule 204-2(g) of the Advisers Act and Rule 17j-1 and Rule 31a-2(f) under the 1940 Act, and shall be available for examination by representatives of the SEC:

1.	The Firm must retain in its records for a period of five years after the end of the fiscal year that the last entry was made on such record:

a.	record of any violation of the Code of Ethics and any action taken as a result of such violation

b.	a record of any exceptions granted to Code of Ethics requirements and the reasons for such exceptions;

c.	a copy of any Supervised Persons’ Initial Holdings Report, Quarterly Transaction Report, Annual Holdings Report, trade confirmation or brokerage statement as required by this Code.

2.	The Firm must also maintain the following records:

a.	A copy of the Firm’s Code of Ethics as adopted and in effect for five years after such Code of Ethics was in effect.

b.	A copy of the executed Annual Certification and Acknowledgement Form for each person who was a Supervised Person within the past five years.

c.	A record of names of persons who are currently and were during the past five years Supervised Persons and therefore considered Supervised Persons of the Firm as defined in the Advisers Act.

d.	A record of any decision, and the reasons for supporting the decision, to approve the acquisition of Securities by Supervised Persons in a private placement or in an initial public offering for five years after the fiscal end of the year in which approval was granted.

e.	A record of any political contributions reported by Supervised Persons to the CCO.

3.4 Confidentiality

The Firm will use reasonable efforts to ensure that the electronic reports submitted through MCO as required by this Code are kept confidential. Reports required to be submitted pursuant to the Code will be selectively reviewed by members of the Compliance Department and possibly senior executives or legal counsel on a periodic basis to seek to identify improper trading activity or patterns of trading and to otherwise seek to verify compliance with this Code. Data and information may be provided to regulators upon request or others if required to do so by law or court order.

3.5 Interpretation of Provisions

The Firms may from time to time adopt such interpretations of this Code as they deem appropriate.

[END OF CODE – SCHEDULES TO FOLLOW]

SCHEDULE 1

Employee Complaint (Whistleblower) Reporting Procedures

The Firm is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. Accordingly, a process has been created to allow all Supervised Persons to submit a good faith complaint without fear of dismissal or retaliation of any kind, to the Firm’s Chief Compliance Officer (“CCO”). The CCO or their designee, will oversee the treatment of Supervised Persons complaints. As a first step, you are always obligated to and must report any irregularities in matters set forth above (or potentially related matters) to your immediate supervisor or another supervisory manager. If, however, you are uncomfortable doing so for any reason or simply prefer not to report to those persons, you may submit your complaint to the CCO. If you prefer to submit your claim anonymously, you may mail such complaint to Firm headquarters or send an e-mail to the CCO or to any officer or director of the Firms. In addition, the Firm has adopted AllVoices, a cloud-based, secure and confidential system as a means for employees to report concerns. All concerns reported within AllVoices will be acknowledged, researched, managed, and tracked. Use the following URL to submit feedback: https://grayscale.allvoices.co/. You will need to enter your mobile phone number which will be encrypted so that your identity remains anonymous during the follow-up process.

The following is a summary of the procedures for submitting a complaint.

a.       Content of Complaints:

The complaint or concern should, to the extent possible, contain (i) a complete description of the alleged event, matter or issue that is the subject of the complaint or concern, including the approximate date and location; (ii) the name of each person allegedly involved in the conduct giving rise to the complaint or concern; (iii) any additional information, documentation or other evidence available to support the complaint or concern that may support the investigation. Complaints or concerns that contain unspecified wrongdoing or broad allegations without verifiable support may reduce the likelihood that an investigation is initiated.

b.       Treatment of Complaints after Submission:

The CCO is responsible for monitoring the whistleblower submissions. After receiving a complaint, the CCO will review the complaint and determine the proper course of action and/or response to the complaint.

c.       Determining the Status of Your Complaint:

Following submission of your complaint, you are permitted to check in on the status by directly contacting the CCO. It should be noted, however, depending on the level of sensitivity and confidential nature of the issues/matters related to the complaint or concern a status update may not be readily available at your time of inquiry.

d.       Confidentiality/Anonymity:

The anonymity of the Employee making a complaint will be maintained to the extent reasonably practicable within the legitimate needs of law and ensuing evaluation or investigation. If you would like to discuss any matter with the CCO or any other officer or director of the Firm, you should indicate this in the submission and include a telephone number or email address at which you may be contacted, if appropriate.

e.       No Retaliation Permitted:

The Firm does not permit retaliation against, nor will it discharge, demote, suspend, threaten, harass, or discriminate against, any Employee for submitting a complaint made in good faith. “Good Faith” means that the Employee has reasonably held belief that the complaint is true.

For the avoidance of doubt, nothing in this Code prohibits or in any way restricts any Supervised Persons from reporting possible violations of law or regulation directly with the appropriate regulatory agencies including the FINRA Office of the Whistleblower and/or the Securities & Exchange Commission without fear of retaliation at:

whistleblower@finra.org 1-866-96-FINRA (1-866-963-4672)

http://www.sec.gov/whistleblower

The CCO will maintain documentation of any reports of misconduct that are reported by a Supervised Person. In addition, each Supervised Person will be advised of the whistleblower provisions noted above when hired and/or during annual compliance meetings.

[END OF SCHEDULE 1]

SCHEDULE 2

Employee Trading Policy and Procedures

Introduction:

Grayscale recognizes the importance to its employees of being able to manage and develop their own and their dependents’ financial resources through long-term investments and strategies, and that investments in Securities and Digital Assets may both be appropriate components of any financial strategy. As a leader in the digital asset and blockchain ecosystem, Grayscale must maintain the highest ethical and professional standards to sustain the trust and confidence of its partners and the industry at large. Even the appearance of impropriety or conflict of interest in securities related and/or digital asset-related trading must be avoided. To that end, Grayscale has established this Policy.

Reporting:

Supervised Persons must notify the Compliance Department when they open a brokerage account or other investment account. Similarly, upon hire, a new employee must disclose all existing brokerage and investment accounts on behalf of the employee and any Affiliated Person.

Additionally, Employees must obtain pre- approval for all private placements, Initial Public Offerings (“IPO”) and Initial Coin Offerings (“ICO”) that they (or an Affiliated Person) wish to invest in, or, if at the time of hire, are invested in. Associated Persons of Grayscale Securities, LLC (“GSS”) may not participate in Equity IPOs.

Once the Compliance Department is notified about an employee’s brokerage account or other investment account, they will instruct the custodian to send the Firm the account statements and trade confirms. The Compliance Department will also set up the account in MyComplianceOffice (“MCO”), a web-based compliance system used to administer the Firm’s Code of Ethics and is the central repository for all personal trading requests.

In MCO, each Supervised Person, Employee, and Director must disclose all brokerage accounts and Digital Assets exchanges in which:

•	They have discretion to trade

•	Someone related to them that lives in their house has discretion to trade

•	They’re a trustee or Co-Trustee (including Executor)

•	They’re named a Beneficiary and help make investment decisions for the account

•	Retirement accounts in which the employee has discretion to trade in individual securities

Employer sponsored 401k accounts do not need to be added if the account only allows for trading in preselected funds.

Pre-Clearance of Trades:

Trades need to be submitted into MCO and approved by the Compliance Department before they can be acted on by the Employee. Certain types of assets are exempt from Pre-Clearance requirement, but employees may voluntarily ask for approval, should they wish. The types of assets which require pre-clearance and the types of assets which are exempt from pre-clearance are listed in the below chart.

Importantly, publicly traded securities requests which have been approved by the Compliance Department are only valid on the day approval is granted. Digital Asset/NFTs requests which have been approved by the Compliance Department are valid for 24 hours from the time the approval is granted. Submissions made when the markets are closed will be evaluated and approved on the next business day when markets are open. Requests for trades intended to be executed in the overnight market should be made during the business day prior to execution, to the extent an employee elects to receive stock resulting from a corporate action, the employee does not need to pre-clear the transaction. To the extent that a Supervised Person wishes to participate or continue to participate in an automatic reinvestment program under which dividends declared and paid by the issuer are reinvested in additional shares of the same issuer in the same account, the employee does not need to pre-clear the transaction.

Type of Asset	Type of Clearance
Grayscale Products	re-Clearance Required
All Digital Assets/ NFTs (including Initial Coin Offerings)	Pre-Clearance Required
All other asset classes (Equities, ETF, Mutual Funds, FOREX, Commodities, etc.)	Can be executed without inputting into MCO, if not on Restricted List

Equities IPO	*Pre-Clearance Required * Associated Persons of Grayscale Securities, LLC (“GSS”) may not participate in Equity IPOs.

Pre-Clearance Process:

1.	Submissions to trade Pre-Clearance Securities or Digital Assets/NFTs should be made to the CCO or their designee through MCO, the Firm’s web-based compliance system.

2.	The CCO or their designee may approve or deny any trade requests, in their sole discretion.

3.	The CCO’s trades will be pre-cleared by another member of the Compliance Department who will report such transactions to the Board of Directors periodically, as applicable.

4.	Approvals by the CCO or their designee for transactions in open market securities are only valid on the day they are given and transactions for digital assets/NFTs are only valid for a 24-hour period after approval. Submissions made when markets are closed will be evaluated and approved on the next business day when markets are open. Requests for trades intended to be executed in the overnight market should be made during the business day prior to execution.

5.	Good until Cancel orders or any orders extending beyond one day are not permitted without the express permission of the CCO or their designee.

6.	Private Placement and Limited Offering Transaction approvals shall be valid on the next immediately available subscription date or as may otherwise be approved by the CCO or their designee.

7.	Employees are responsible for compliance with this Code on behalf of Affiliated Persons:

I.	The CCO or their designee, in their discretion, may waive any applicable restrictions when such transactions are deemed to not create a material conflict of interest and do not otherwise disadvantage the Firm, the investment products managed by the Firm or its clients.

II.	The CCO will maintain a list of any waivers granted.

Holding Period:

Employees must hold securities that trade in the open market and require pre-clearance for more than 30 days. There are no holding period requirements for digital asset/NFT trades.

The holding period requirement applies to short sales as well, which means employees may not buy back the same security they shorted within 30 days. Further all options must have an expiration date which is greater than 30 days from purchase date. If an Employee is put a stock as a result of an option position, the employee may sell the stock after 30 days, which is calculated starting at the time the employee opened the option position. The holding period is measured using the Last In, First Out (LIFO) method of accounting.

Shares acquired as a result of a corporate action (e.g. spin-off, issuance of shares, etc.) are not subject to the 30 day holding period.

While pre-approval is required, the Compliance Department may modify the holding period requirement, consistent with the code, such as in the following instances,

-	For purposes of tax loss harvesting or recognition of tax gains; or

-	To meet a bona fide margin call.

Statements and Confirms:

The CCO shall receive, electronically through MCO, statements and confirms from brokerage firms, banks, or other custodians at which the Employee or Affiliated Persons have a Beneficial Ownership Account. If the CCO is unable to receive confirms and statements via MCO, Employees will supply the CCO, on a timely basis, with duplicate copies of such Beneficial Ownership Account confirms and statements. All Employees shall promptly inform the CCO of any newly established Beneficial Ownership Accounts on behalf of Employees or Affiliated Persons.

Quarterly Reporting:

Whether an Employee provides account statements or quarterly reports detailing their accounts, Employees shall make the following attestations through MCO, no later than 30 calendar days after the end of each calendar quarter:

a.	The name of any broker, dealer or bank with whom the Supervised Person or Affiliated Person maintains a Beneficial Ownership Account;

b.	The date of any transaction which involved a pre-clearance required security, the date the report is being submitted by the Employee under rule 17j-1(d)(1)(ii)(A)(5), the title, and as applicable, the exchange ticker symbol or CUSIP number, and the number of shares and principal amount of each pre-clearance required security;

c.	The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

d.	The Price at which the transaction was effected; and

e.	The name of the broker or bank with or through whom the transaction effected.

f.	A confirmation that the Supervised Person did not transact in a digital asset without pre-clearance

Annual Reporting:

Within 30 calendar days of each calendar year end:

•	All holdings of Reportable Securities in all Reportable Securities Accounts must be reported by each Supervised Person through MCO. The information in the report must be current as of a date no more than 45 calendar days prior to when the report is submitted.

•	Each Supervised Person must certify as to the correctness and completeness of the report.

Review:

The CCO shall notify each Supervised Person that they are subject to the reporting requirements set forth herein and shall deliver a copy of this Code to each such Supervised Person upon request.

The CCO or their designee shall review all personal holdings reports submitted by each Supervised Person and Affiliated Person, including confirmations of personal securities transactions, to ensure that no trading has taken place in violation of Rule 17j-1 of the 1940 Act, Section 204A of the Advisers Act, or the Code. The CCO or designee will also review any information regarding Digital Asset transactions, which the CCO reserves the right to request from Supervised Persons on a case-by-case basis.

The CCO or their designee will review employee trading with the goal of assessing the actual or potential misuse of material, non-public information (regardless of the source), examining items such as trades in a security before it was added to the Firm’s Restricted List and trades made in securities with large price changes. A member of the Compliance Department will review the reports of the CCO.

In reviewing transactions, the CCO shall take into account the exemptions allowed under this Code. Before making any determination that a violation has been committed by any person, the CCO shall give such person an opportunity to supply additional information regarding the transaction in question. The CCO or their designee will be responsible for reviewing transactions and personal holding reports.

Sanctions:

If the CCO determines that a material violation of this Code has occurred, they may impose such sanctions that they deem appropriate, including, among other things, disgorgement of profits, censure, suspension and/or termination of the employment of the violator. All violations of this Code and any sanctions imposed as a result thereof shall be documented and maintained by the CCO.

The CCO of the Firm shall submit a report to the Board of the Firm, no less than annually, which shall identify any material violations of the Code, along with the circumstances giving rise to the violations, any action that was taken or is recommended to be taken as a result of the violations and what changes, if any, were made or are being made to the Code during the last 12 months.

The Firms reserve the right to take any legal action they may deem appropriate against any Supervised Person for violations of this Code and to hold Supervised Persons liable for any and all damages (including, but not limited to Attorney fees) that the Firms may incur as a direct or indirect result of any such Supervised Person’s violation of this Code or related law or regulation.

[END OF SCHEDULE 2]

SCHEDULE 3

List of Exchange-Traded Funds (Reporting Companies)

Grayscale Funds Trust Series

[END OF SCHEDULE 3]